Exhibit 99.1

AMENDMENT NO. 1 TO
2008 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

WHEREAS, TrustCo Bank Corp NY, a New York corporation (hereinafter referred to as “TrustCo”), Trustco Bank, a national bank duly organized and existing under the laws of the United States (hereinafter referred to as the “Bank”) (hereinafter collectively with TrustCo referred to as the “Companies”) entered into an Employment Agreement (hereinafter referred to as the “Agreement”) with ________________ (hereinafter referred to as the “Executive”); and

WHEREAS, the Agreement was restated in its entirety, effective as of January 1, 2008; and

WHEREAS, the Companies and Executive desire to amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended effective as of January 1, 2009, as follows:

I.

The following paragraphs are added at the end of Section 6(b) of the Agreement:

Upon termination of the Executive’s employment due to retirement (defined as the earliest retirement date applicable to the Executive under the Retirement Plan of Trustco Bank), Disability (as defined herein), death, or Termination (as defined in Section 8 hereof) of Executive for any reason other than Good Cause (as defined in Section 8) within 2 years after a Change in Control (as defined in Section 7(b) hereof) the Companies shall monthly, for the longer of the life of the Executive or the life of the Executive’s spouse, reimburse Executive and/or Executive’s spouse for otherwise unreimbursed medical expenses, including medical insurance premiums, of Executive and his spouse (and Executive’s dependents during the time such dependents would meet the coverage requirements of a health plan maintained by the Company if the Executive were covered by such plan) for medical and health benefits (including dental and prescription drugs) at a level that is substantially similar to those benefits which Executive and Executive’s spouse were receiving immediately prior to Executive’s termination under the Companies’ medical insurance plan and Executive Medical Reimbursement Plan, which combined benefits shall not be less than the maximum available as of the date hereof, and shall not be modified without the consent of Executive or Executive’s spouse (in the event the Executive is deceased); provided, however, (i) any such expense reimbursement shall be made by the Companies no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive or his spouse, and (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

The obligations of the Companies pursuant to this subsection (b) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, TrustCo, the Bank and the Executive have caused this Amendment to be executed as of this 17th day of March, 2009.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick

TRUSTCO BANK

By:	/s/ Robert J. McCormick

AGREEMENT OF EXECUTIVE